Exhibit 99.1

Cell Therapeutics, Inc. Making cancer more treatable

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

Cell Therapeutics Provides Monthly Information

at Request of CONSOB

October 30, 2009 Seattle — Cell Therapeutics, Inc. (the “Company” or “CTI”) (NASDAQ and MTA: CTIC) is providing the information herein pursuant to a request from the Italian securities regulatory authority, CONSOB, pursuant to Article 114, Section 5 of the Unified Financial Act, that the Company issue at the end of each month a press release providing a monthly update of certain information relating to the Company’s management and financial situation. However, the Company also directs its Italian shareholders to the Italian language section of its website at www.celltherapeutics.com/italiano, where more complete information about the Company and its products and operations, including press releases issued by the Company, as well as the Company’s U.S. Securities and Exchange (“SEC”) filings and the Listing Prospectus authorized to be published by CONSOB, can be found. The information provided below is qualified in its entirety by reference to such information.

Please note that all the information disclosed in this press release primarily refers to the period September 1, 2009 through September 30, 2009.

Provisional financial information as of September 30, 2009 and EBITDA

The following information concerns the Company’s provisional (unaudited) results for the month ended September 30, 2009.

Such financial information represents estimates that are based on assumptions the occurrence of which depends on circumstances relating to the Company and the macroeconomic situation, and which assumptions might or might not occur.

The following table reports the Estimated Indication of a few relevant items referring to the statements of operations for the month ended September 30, 2009:

Estimated financial data of the Company for the month ended September 30, 2009

The estimated and unaudited financial data of the Company as of September 30, 2009 compared with those for the previous month are shown below (amounts in thousands of U.S. dollars):

	August 31, 2009	September 30, 2009
Net revenue	$7	$6
Operating income (expense)	$(5,395)	$(5,885)
Profit /(Loss) from operations	$(5,388)	$(5,879)

Other income (expenses), net	$(5,162)	$(1,713)
Preferred Stock:
- Deemed Dividend	$(13,812)	$—
EBITDA	$(24,362)	$(7,592)

Depreciation and amortization	$(201)	$(124)
Amortization of debt discount and issuance costs	$(39)	$(155)
Interest expense	$(280)	$(269)

Net profit /(loss) attributable to common shareholders	$(24,882)	$(8,140)

Estimated Research and Development expenses were $2.4 million and $3.4 million for the months of August and September 2009, respectively.

Net financial indebtedness

The following table reports the estimated and unaudited net financial indebtedness of the Company as of August 31, 2009 and September 30, 2009, including the separate indication of the total financial needs, regarding debts expiring less than 12 months ahead (current portion). The relevant financial data are compared with those for the previous month (amounts in thousands of U.S. dollars).

Net Financial Standing	August 31, 2009	September 30, 2009
Cash and cash equivalents	$60,962	$54,992
Long term obligations, current portion	$(1,589)	$(1,494)
Senior Subordinated Notes	(43,363)	$(40,363)
Net Financial Standing, current portion	$16,010	$13,135

Long term obligations, less current portion	$(2,124)	$(2,035)
Convertible senior notes	$(23,027)	$(21,652)
Net Financial Standing, less current portion	$(25,151)	$(23,687)
Net Financial Indebtedness	$(9,141)	$(10,552)

The total estimated and unaudited net financial position of the Company as of September 30, 2009 is approximately a negative $10,552 (in thousands of U.S. dollars).

The Company’s 4% Convertible Senior Subordinated Notes Convertible with redemption date of July 1, 2010 come due within the next twelve months.

The Company had no debt that matured during the month of September 2009.

Outstanding notes and preferred shares

The following table discloses information on the Company’s convertible notes as of September 30, 2009, compared with the same information as of August 31, 2009:

Convertible Notes– September 30, 2009

Description	Maturity/ Redemption Date	Principal/ Aggregated Stated Value Outstanding as of August 31, 2009	Number of Common Stock Reserve as of August 31, 2009	Principal/ Aggregated Stated Value Outstanding as of September 30, 2009	Number of Common Stock Reserve as of September 30, 2009
4% Convertible Senior Subordinated Notes	1-Jul-10	43,363,000	80,301	40,363,000	74,746
6.75% Convertible Senior Notes	31-Oct-10	1,500,000	14,263	—	—
7.5% Convertible Senior Notes	30-Apr-11	10,250,000	122,620	10,250,000	122,620
5.75% Convertible Senior Notes	15-Dec-11	10,913,000	363,766	10,913,000	363,766

Totals		66,026,000	580,950	61,526,000	561,132

The Company had no outstanding preferred shares as of August 31, 2009 and September 30, 2009.

Regulatory Matters and Products in Development

With respect to the period from September 1, 2009 through September 30, 2009, the Company announced:

- on September 5, 2009 that the U.S. Food and Drug Administration (“FDA”) had notified the Company that a Prescription Drug User Fee Act action date of April 23, 2010 under standard review has been established regarding the Company’s New Drug Application for pixantrone as potential treatment for relapsed or refractory aggressive non-Hodgkin’s lymphoma (“NHL”);

- on September 15, 2009 that the Company had submitted a Pediatric Investigation Plan (“PIP”) to the European Medicines Agency (“EMEA”) as part of the required filing process for approval of pixantrone for treating relapsed or refractory, aggressive NHL in Europe. The PIP outlines how the Company proposes to study the drug in children in order to benefit child health;

- on September 21, 2009 that the Company (a) had notified the EMEA of its decision to withdraw the Company’s Marketing Authorization Application for a non-inferiority indication in non-small cell lung cancer, (b) will re-focus its resources on the approval of OPAXIO for its potential superiority indication in maintenance therapy for ovarian cancer, and (c) plans to meet with the FDA to discuss an additional registration study utilizing OPAXIO as a radiation sensitizer in the treatment of advanced esophageal cancer; and

- on September 29, 2009 that the Company had applied to the EMEA for orphan drug designation for pixantrone in aggressive NHL.

Corporate Transactions and Assignment of Assets

With respect to the period from September 1, 2009 through September 30, 2009, on September 28, 2009, the Company announced that it had finalized the closing its Bresso, Italy operations. As of September 30, 2009, the Company has recorded a $1.2 million receivable from the sale of physical assets. The Company expects the closure to save approximately $20 million in annual operating expenses in 2010 and beyond based on current exchange rates.

Exchange Listing Matters

The Company announced on September 22, 2009 that it had been added to the NASDAQ OMX Global Biotechnology Index (NASDAQ: QGBI), which is a modified market-capitalization weighted index designed to track the performance of the largest and most liquid companies engaged in the biotechnology sector. This index will provide the Company with further exposure amongst institutional biotechnology investors.

Update on Outstanding Shares

The number of shares of the Company’s common stock, no par value (the “Common Stock”), issued and outstanding as of August 31, 2009 and September 30, 2009 was 560,000,935 and 563,582,488, respectively.

During the month of September 2009, the following transactions contributed to the change in the number of shares of the Company’s outstanding Common Stock:

•	The issuance of 3,299,310 shares of Common Stock in connection with the exchange of a portion of the Company’s outstanding convertible notes;

•	The issuance of 362,800 shares of Common Stock relating to stock awards under the Company’s 2007 Equity Incentive Plan; and

•	The cancellation of 80,557 shares of Common Stock due to employee termination under the Company’s 2007 Equity Incentive Plan.

The Company is not aware of any agreement for the resale of its shares of Common Stock on the MTA nor of the modalities by means of which shares of Common Stock were or will be resold.

Debt Restructuring Program

With respect to the period from September 1, 2009 through September 30, 2009, the Company on September 24, 2009 agreed to exchange an aggregate of 3,299,310 shares of Common Stock for $3,000,000 aggregate principal amount of its 4% Convertible Senior Subordinated Notes due 2010 and $1,500,000 aggregate principal amount of its 6.75% Convertible Senior Notes due 2010, in each case plus accrued and unpaid interest.

The Company, in September 2009, neither issued any new debt instruments nor bought any debt instruments already issued by the Company.

The Company believes it is in compliance with the covenants on each series of its outstanding convertible notes.

Information about the capacity of the Company to sustain its financial needs

As disclosed in this press release the Company had $54,992,027 in cash and cash equivalents as of September 30, 2009.

About Cell Therapeutics, Inc.

Headquartered in Seattle, the Company is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.CellTherapeutics.com.

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect future results and the trading prices of the Company’s securities. Specifically, the risks and uncertainties include that the Company continues to have a substantial amount of debt outstanding and the quarterly interest expense associated with the debt is significant; the Company’s operating expenses continue to exceed its net revenues; that the Company may not be able to further reduce its operating expenses; that the Company will continue to need to raise capital to fund its operating expenses and may not be able to raise sufficient amounts to fund its continued operation; that the information presented herein with respect to the Company’s convertible notes and convertible preferred stock may differ materially from the information presented by the Company with respect to its convertible notes and convertible preferred stock prepared in accordance with U.S. GAAP in its periodic reports on Form 10-K and Form 10-Q; as well as other risks listed or described from time to time in the Company’s most recent filings with the SEC on Forms 10-K, 10-Q and 8-K. Except as required by law, the Company does not intend to update any of the statements in this press release upon further developments.

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Media Contact:

Cell Therapeutics, Inc.

Dan Eramian

T: 206.272.4343

C: 206.854.1200

Lindsey Jesch

T : 206.272.4347

F : 206.272.4434

E: deramian@ctiseattle.com

www.CellTherapeutics.com/press_room

Investors Contact:

Cell Therapeutics, Inc.

Ed Bell

T: 206.272.4345

F: 206.272.4434

E: invest@ctiseattle.com

www.CellTherapeutics.com/investors